As filed with the Securities and Exchange Commission on April 29, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
PHOENIX TECHNOLOGIES LTD.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-2685985 (I.R.S. Employer Identification No.)
915 Murphy Ranch Road
Milpitas, CA 95035
(Address of Principal Executive Offices)

2008 Acquisition Equity Incentive Plan
(Full title of the plan)

Woodson M. Hobbs
Chief Executive Officer
Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, CA 95035
(Name and address of agent for service)
(408) 570-1000
(Telephone number, including area code, of agent for service)

Copy to:
Elias J. Blawie, Esq.
Heller Ehrman, LLP
275 Middlefield Road
Menlo Park, California 94025
(650) 324-7000
(Calculation of Registration Fee on following page)
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of each class of securities	Amount to be	offering price	aggregate	registration
to be registered	registered(1)	per share	offering price	fee
2008 Acquisition Equity Incentive Plan
Common Stock,
$0.001 par value	650,000 Shares	$12.29 (2)	$7,988,500	$313.95

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low sale prices of the common stock issuable upon exercise of options granted under the referenced Plan as reported on the Nasdaq Global Market on April 28, 2008.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:
(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 which contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b)	The registrant’s Quarterly Reports on Form 10-Q for the three month periods ended December 31, 2007 and March 31, 2008.
     (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above.
     (d) The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the Commission on August 5, 1988 including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.
Item 4. Description of Securities. Not applicable.
Item 5. Interests of Named Experts and Counsel. Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law grants to each corporation the power to indemnify its officers, directors, and other corporate agents for monetary damages for actions taken as a director, office, employee or agent of the corporation, subject to certain exceptions.
     The registrant’s Certificate of Incorporation reduces the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under Delaware law. The Bylaws of the registrant further provide for indemnification of corporate agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the registrant has entered into Indemnification Agreements with its officers and directors.
     Article NINTH of the registrant’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) eliminates the personal liability of the registrant’s directors to the registrant or its stockholders for monetary damages for breach of a director’s fiduciary duty, except for liability: (1) for breach of a director’s duty of loyalty to the registrant or its stockholders; (2) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is subsequently amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the Restated Certificate provides that the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

     Article TENTH of the registrant’s Restated Certificate sets forth the extent to which officers and directors of the registrant may be indemnified against any liabilities which they may incur in their capacities as directors or officers of the registrant. Article TENTH provides, in part, that each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the registrant, to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding; provided, however, that if the person seeking indemnification initiated the proceeding in respect to which he or she is seeking indemnification from the registrant, the registrant shall provide such indemnification only if such proceeding was authorized by the registrant’s Board of Directors. The right to indemnification includes the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law so requires, the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to indemnification.
     In addition, the registrant has entered into Indemnification Agreements with its officers and directors.
Item 7. Exemption from Registration Claimed. Not applicable.
Item 8. Exhibits.

Exhibit
Number
5.1	Opinion of Heller Ehrman, LLP.

23.1	Consent of Heller Ehrman, LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (see p. 6).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[Signature Pages Follow]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on April 29, 2008.

PHOENIX TECHNOLOGIES LTD. (Registrant)
By:	/s/ Woodson M. Hobbs
Woodson M. Hobbs
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy C. Chu and Woodson Hobbs, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Woodson M. Hobbs	Director, President and Chief Executive	April 29, 2008
Woodson M. Hobbs	Officer (Principal Executive Officer)

/s/ Richard W. Arnold	Chief Operating Officer and Chief	April 29, 2008
Richard W. Arnold	Financial Officer (Principal Financial and
Accounting Officer)

/s/ Dale L. Fuller	Director	April 29, 2008
Dale L. Fuller

/s/ Douglas E. Barnett	Director	April 29, 2008
Douglas E. Barnett

/s/ Michael M. Clair	Director	April 29, 2008
Michael M. Clair

/s/ John Mutch	Director	April 29, 2008
John Mutch

/s/ Richard M. Noling	Director	April 29, 2008
Richard M. Noling

INDEX TO EXHIBITS

Exhibit
Number
5.1	Opinion of Heller Ehrman, LLP.

23.1	Consent of Heller Ehrman, LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (see p. 6).